Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the incorporation by reference in this Registration Statement of Portage Biotech Inc. on Form F-3 of our report dated August 17, 2020, with respect to our audits of the consolidated financial statements of Portage Biotech Inc. as of March 31, 2020 and 2019 and for each of the two years in the period ended March 31, 2020 appearing in the Annual Report on Form 20-F of Portage Biotech Inc. for the year ended March 31, 2020. We also consent to the reference to our firm under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

New York, NY

February 24, 2021